Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) constituting part of this Registration Statement on Form N-14 (the Registration Statement) of Fidelity Contrafund: Fidelity Advisor New Insights Fund, of our report dated February 16, 2010, on the financial statements and financial highlights included in the December 31, 2009 Annual Report to Shareholders of Fidelity Contrafund: Fidelity Advisor New Insights Fund.

We also consent to the references to our Firm under the headings "Experts" and "Additional Information About the Funds" in the Proxy/Prospectus and to the references to our Firm under the headings "Financial Highlights" in the March 1, 2010 Prospectuses and "Independent Registered Public Accounting Firm" in the March 1, 2010 Statement of Additional Information for Fidelity Contrafund: Fidelity Advisor New Insights Fund, which are also incorporated by reference into the Proxy/Prospectus. We further consent to the references to our Firm under the headings "Experts" and "Additional Information About the Funds" in the Proxy/Prospectus and to the references to our Firm under the headings "Financial Highlights" in the January 29, 2010 Prospectuses and "Independent Registered Public Accounting Firm" in the January 29, 2010 Statement of Additional Information for Fidelity Advisor Series I: Fidelity Advisor Fifty Fund, which are also incorporated by reference into the Proxy/Prospectus.

/s/PricewaterhouseCoopers LPP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 15, 2010